Exhibit 99.1

Beacon Roofing Supply Reports First Quarter 2015 Results

•	Record first quarter sales of $596.0 million vs. $552.1 million in prior year (8.0% growth)

•	First quarter diluted EPS of $0.26 vs. $0.30 in prior year; reflecting continued investments for growth

•	Two acquisitions with six branches completed in first quarter 2015

HERNDON, VA. — (BUSINESS WIRE) — February 6, 2015 — Beacon Roofing Supply, Inc. (the "Company") (NASDAQ: BECN) announced results today for its first quarter ended December 31, 2014 of the fiscal year ending September 30, 2015 (“Fiscal 2015”).

Paul Isabella, the Company’s President and Chief Executive Officer, stated: “Fiscal 2015 is off to a solid start, as we drove record sales. We are particularly pleased with the growth of our residential product line which was up 11.2% over the prior year, aided by the 26 new branches opened in the prior fiscal year. Complementary sales were also a bright spot in the quarter, up 18.5%. The sales gains in these two particular product lines as well as stronger warehouse sales led to higher gross margins over prior year and over prior quarter. The combination of sales and margin growth led to EPS that was in line with our expectations and positions us well as we move through the second quarter and the balance of the year. Acquisition activity remains robust, as we added both Applicators Sales and Services in New England and Wholesale Roofing Supply in Texas during the quarter. Increases in operating costs were primarily a result of our continued investment in our growth strategy through acquisitions and new branches. Looking forward, we are confident that the recent acquisitions combined with our new locations will continue to fuel our top line growth and provide leverage to our cost structure.”

Total sales increased 8.0% to a first quarter record $596.0 million in 2015, from $552.1 million in 2014. On an overall consolidated basis, residential roofing product sales increased 11.2%, non-residential roofing product sales increased 0.2%, and complementary product sales increased 18.5% over the prior year. During the first quarter, the Company completed two acquisitions adding six new branches which drove $19.7 million of sales in the quarter. Sales from greenfield branches opened in fiscal 2014 totaled $23.0 million. The first quarters of 2015 and 2014 both had the same number of business days.

Net income for the first quarter was $12.9 million, compared to $15.0 million in 2014. First quarter diluted net income per share was $0.26, compared to $0.30 in 2014. Net income for the quarter was favorably impacted by gross margins which improved by 10 bps over the prior year, and unfavorably impacted by increased operating expenses which were primarily driven by the incremental costs associated with the 26 greenfields opened in fiscal 2014.

Cash flow from operations was $40.2 million in 2015, compared to $54.2 million in 2014. This decrease in operating cash flows was primarily impacted by changes in working capital and lower net income in the current year. Cash on hand decreased by $33.1 million due primarily to an increase in cash used for acquisition activities in 2015. As of December 31, 2014, we had available borrowings under our revolving lines of credit of $306.5 million.

The Company will host a webcast and conference call today at 10:00 a.m. (EST) to discuss these results. The live webcast of the call, along with a webcast replay after the call, can be accessed at http://ir.beaconroofingsupply.com/events.cfm (the “Events & Presentations” page of the “Investor Relations” section of the Company’s web site). There will be a slide presentation of the results available on that page of the website as well. For those unable to connect to the Internet or who may wish to ask questions, the conference call dial-in number is 719-457-2645. To assure timely access, call participants should call in before 10:00 a.m.

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply, Inc. is a leading distributor of residential and commercial roofing materials and complementary building products, with sales for the Company's 2014 fiscal year exceeding $2.3 billion. As of December 31, 2014, Beacon operated 268 branches in 42 states in the U.S. and six provinces in Canada. To learn more about Beacon and its family of regional brands, please visit www.becn.com.

Forward-Looking Statements: This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

BECN-F

Beacon Roofing Supply, Inc.
Joseph Nowicki, 571-323-3940
Executive Vice President & Chief Financial Officer
JNowicki@becn.com

Source: Beacon Roofing Supply, Inc.

News Provided by Acquire Media

BEACON ROOFING SUPPLY, INC

Consolidated Statements of Operations

(unaudited; in thousands, except share and per share amounts)

	Three Months Ended December 31,
	2014	% of Net Sales	2013	% of Net Sales
Net sales	$596,042	100.0%	$552,129	100.0%
Cost of products sold	458,477	76.9%	425,224	77.0%
Gross profit	137,565	23.1%	126,905	23.0%

Operating expenses	113,745	19.1%	99,818	18.1%

Income from operations	23,820	4.0%	27,087	4.9%

Interest expense, financing costs and other	2,655	0.4%	2,665	0.5%

Income before provision for income taxes	21,165	3.6%	24,422	4.4%
Provision for income taxes	8,258	1.4%	9,465	1.7%

Net income	$12,907	2.2%	$14,957	2.7%

Net income per share:
Basic	$0.26		$0.31
Diluted	$0.26		$0.30

Weighted average shares used in computing net income per share:
Basic	49,428,842		48,984,767
Diluted	50,012,881		49,884,611

BEACON ROOFING SUPPLY, INC

Consolidated Balance Sheets

(in thousands)

	December 31, 2014	September 30, 2014	December 31, 2013
	(unaudited)	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,337	$54,472	$56,399
Accounts receivable, net	269,383	360,802	243,752
Inventories, net	314,670	301,626	308,660
Prepaid expenses and other assets	76,975	66,828	96,730
Deferred income taxes	14,629	14,610	14,380
Total current assets	698,994	798,338	719,921

Property and equipment, net	88,303	88,565	68,321
Goodwill	489,325	466,206	468,032
Other assets, net	110,345	80,787	92,469

TOTAL ASSETS	$1,386,967	$1,433,896	$1,348,743

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$163,367	$220,834	$213,557
Accrued expenses	72,738	80,285	73,324
Borrowings under revolving lines of credit	23,289	18,514	-
Current portion of long-term obligations	16,689	16,602	15,440
Total current liabilities	276,083	336,235	302,321

Senior notes payable, net of current portion	182,813	185,625	194,063
Deferred income taxes	64,165	64,100	61,108
Long-term obligations under equipment financing and other, net of current portion	34,112	30,835	18,582
Total liabilities	557,173	616,795	576,074

Commitments and contingencies

Stockholders' equity:
Common stock	494	493	491
Undesignated preferred stock	-	-	-
Additional paid-in capital	331,068	328,059	318,473
Retained earnings	508,035	495,128	456,239
Accumulated other comprehensive income (loss)	(9,803)	(6,579)	(2,534)
Total stockholders' equity	829,794	817,101	772,669

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,386,967	$1,433,896	$1,348,743

BEACON ROOFING SUPPLY, INC

Consolidated Statements of Cash Flows

(unaudited; in thousands)

	Three Months Ended December 31,
	2014	2013
Operating activities:
Net income	$12,907	$14,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,257	8,140
Stock-based compensation	2,348	2,532
Certain interest expense and other financing costs	271	272
Gain on sale of fixed assets	(126)	(374)
Deferred income taxes	47	156
Adjustment of liability for contingent consideration and other	(64)	(3)
Changes in assets and liabilities, net of the effects of businesses acquired:
Accounts receivable	99,643	85,006
Inventories	(861)	(57,967)
Prepaid expenses and other assets	(1,369)	(35,511)
Accounts payable and accrued expenses	(80,864)	36,942
Net cash provided by operating activities	40,189	54,150

Investing activities:
Purchases of property and equipment	(3,138)	(5,390)
Acquisition of businesses	(69,746)	-
Proceeds from sales of assets	115	268
Net cash used in investing activities	(72,769)	(5,122)

Financing activities:
Borrowings under revolving lines of credit, net of repayments	5,067	(47,398)
Borrowings under equipment financing facilities and other	-	7,614
Repayments under equipment financing facilities and other	(1,412)	(1,415)
Repayments under senior term loan	(2,812)	(2,812)
Proceeds from exercises of options	662	3,961
Excess tax benefit from stock-based compensation	53	192
Net cash (used in) provided by financing activities	1,558	(39,858)

Effect of exchange rate changes on cash	(113)	202
Net increase (decrease) in cash and cash equivalents	(31,135)	9,372
Cash and cash equivalents at beginning of period	54,472	47,027
Cash and cash equivalents at end of period	$23,337	$56,399

BEACON ROOFING SUPPLY, INC

(unaudited; dollars in millions)

Consolidated Sales by Product Line
Three Months Ended

	December 31, 2014		December 31, 2013
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$279.7	46.9%	$251.4	45.5%	$28.3	11.2%
Non-residential roofing products	218.5	36.7%	218.2	39.5%	0.3	0.1%
Complementary building products	97.8	16.4%	82.5	14.9%	15.3	18.6%

	$596.0	100.0%	$552.1	100.0%	$43.9	8.0%

Consolidated Sales by Product Line for Existing Markets*
Three Months Ended

	December 31, 2014		December 31, 2013
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$269.8	46.8%	$251.4	45.5%	$18.4	7.3%
Non-residential roofing products	217.5	37.7%	218.2	39.5%	(0.7)	-0.3%
Complementary building products	89.0	15.4%	82.5	14.9%	6.6	7.9%

	$576.4	100.0%	$552.1	100.0%	$24.2	4.4%

Existing Market Sales By Business Day**
Three Months Ended

	December 31, 2014		December 31, 2013
	Net Sales	Mix %	Net Sales	Mix %	Change
Residential roofing products	$4.352	46.8%	$4.055	45.5%	$0.297	7.3%
Non-residential roofing products	3.508	37.7%	3.520	39.5%	(0.012)	-0.3%
Complementary building products	1.436	15.4%	1.331	14.9%	0.106	7.9%

	$9.297	100.0%	$8.905	100.0%	$0.391	4.4%

Note: Some totals above may not foot due to rounding.

*Excludes branches acquired during the four quarters prior to the start of the first quarter of Fiscal 2015.

**There were 62 business days in each of the quarters ended December 31, 2014 and 2013.